EXHIBIT 21.1

                              LIST OF SUBSIDIARIES


Dental Care Alliance of Florida, Inc.
Dental Care Alliance of Michigan, Inc.
Dental Care Alliance of Georgia, Inc.
Dental One Associates, Inc.